Exhibit 10.1
March 14, 2011
Luther E. Proper
Chief Executive Officer
The Killbuck Savings Bank Company
165 North Main Street
Killbuck, Ohio 44637
In re: Transitional Employment
Dear Luther:
This letter is to memorialize the terms of your part time employment which will follow your retirement as Chief Executive Officer on March 21, 2011. The purpose of the employment is to assist Craig Lawhead in his capacity as Chief Executive Officer with consultation, support and assisting with special projects.
The arrangement will be for you to work on a half time basis, and this will generally mean Monday and Tuesday and until noon on Wednesday; however, your schedule may be flexible so long as it is clearly communicated to Craig in advance.
Your compensation will be one half of the compensation you are receiving as of March 21, 2011. In addition, you will be entitled to participate in the same employee benefits as a regular employee.
All authority and responsibility of the chief executive officer will move to Craig on March 22, 2011. You will hold the title of Senior Vice President — Administration during the period of this employment. You will report only to Craig, although you will of course work with other members of management. It is anticipated that your focus will be in the following areas:
1.	Investment portfolio

2.	SEC filings and related matters

3.	Tax and accounting issues; audit issues

4.	Employee compensation, insurance and benefits

5.	Expansion and acquisition issues

6.	Branch profitability
Since the purpose of your employment is to aid in Craig’s transition to CEO, you will also assist in other areas Craig might desire.

Luther E. Proper
March 14, 2011
Page two
It is anticipated that you will remain on the Board of Directors, and during your continued employment, you will of course continue to be considered an inside director.
This part time employment will commence March 22, 2011. It will be at will employment in that either party may terminate it at any time for any legal reason or no reason. Nonetheless, the expected time frame is approximately six months to not more than twelve months, depending on the needs of Craig and the Bank. As the purpose of the employment is to facilitate Craig’s transition into his role as Chief Executive Officer, it is believed that one or both of you will realize when this goal has been sufficiently met.
The Bank appreciates your willingness to assist in this capacity, and of course very much appreciates your many years of dedicated service to the Bank.

Very truly yours, THE KILLBUCK SAVINGS BANK COMPANY
/s/ Allan Mast
Allan Mast
Chairman, Board of Directors
Accepted:

/s/ Luther E. Proper
Luther E. Proper

March 14, 2011
Date